Exhibit 99.1

March 05, 2013 01:07 PM Eastern Time

USA Synthetic Fuel Corporation Appoints Three New Independent Directors WASHINGTON--(BUSINESS WIRE)—

USA Synthetic Fuel Corporation (OTCQB:USFC) (“USASF”), announced today that it has appointed  J. Bradley Davis, John P. Proctor and William J. Weyand as independent directors to its Board of Directors.

“We are delighted to have such an experienced team of independent directors join our Board as the Company takes steps to accelerate growth,” said USASF President and CEO Dr. Steven C. Vick.

J. Bradley Davis, 73, is the Managing Partner of Ridge Capital Partners, LLC, a private equity investment firm that he founded in February 1989. Prior to that time, Mr. Davis served as the President of Trivest, Inc., a private equity investment firm that he co-founded, from September 1981 to September 1988. Prior to that time, he was a senior vice president at LaSalle Partners and a vice president with Chemical Bank in their New York, London, and Chicago offices. Mr. Davis served on active duty in the U.S. Army from September 1961 to September 1963. Mr. Davis serves on the boards of Equibrand Holding Corporation, LAT Sportswear, Inc., We Care Operations Holding, LLC, Wincore Windows & Doors, Inc., Middleburg Financial Corporation, McGraw Foundation, Piedmont Community Foundation, and Middleburg Tennis Club. He earned a B.A. in journalism from The Pennsylvania State University.

John P. Proctor, 71, specialized in environmental and energy law and was the co-head of the environmental practice group at Winston & Strawn LLP from 1980 to 2008. He joined Winston & Strawn in 1972. From 1967 to 1972, Mr. Proctor served in the U.S. Marine Corps. Since his retirement from Winston & Strawn, he has been actively involved in several community organizations. Mr. Proctor earned a B.A. from Princeton University and an L.L.B. from the University of Pennsylvania School of Law.

William J. Weyand, 68, brings a wealth of experience in maximizing shareholder value for corporations for which he has served. From February 2005 through March 2009, Mr. Weyand was Chairman and CEO of MSC. Software before it was acquired in October 2009. From 1997 through 2001, he served as Chairman and CEO of Structural Dynamics Research Corporation, which was acquired by EDS in 2001. Prior to that time he was Executive Vice President of Measurex Corporation. Mr. Weyand has served on numerous boards of NASDAQ and NYSE-traded corporations and non-profit organizations. Mr. Weyand earned a BBA in Marketing from Nichols College.

All three independent directors bring significant commercial experience to the Company and have committed to help drive the Company’s mission forward to deliver “low cost clean energy” to the USA.

About USA Synthetic Fuel Corporation

USA Synthetic Fuel Corporation is an environmental energy technology company focused on building ultra clean btu converters designed to enable America’s solid hydrocarbon resources to be transformed into low cost synthetic fuel products: transportation fuel (diesel, jet, gasoline), pipeline quality synthetic natural gas (SNG) and hydrogen. USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance. The Company’s leading btu converters are in development and/or construction and are designed to produce 100,000 BOE (barrels of oil equivalent) per day of low cost synthetic fuel. The Company has established the long term business objective of manufacturing and delivering 2 million BOE/day of low cost synthetic fuel in the USA by 2030. The Company owns or controls 1.2 Billion BOE in solid hydrocarbon energy assets.

Forward-Looking Statements

Statements that are not descriptions of historical facts are forward-looking statements. Reference is made in particular to the descriptions of our plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, or similar terms, or variations. Forward-looking statements are based on management’s current beliefs, opinions, and expectations. Actual results could differ materially from those currently anticipated due to a number of factors. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in the company’s periodic reports.

Contacts

ICR, LLC

Theodore Lowen, 646-277-1238

ted.lowen@icrinc.com